UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 3, 2017

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

The information under the caption “Agreement with Mr. Weil” in Item 5.02 is incorporated by reference herein.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of William M. Kahane and Appointment of Edward M. Weil, Jr.

On January 3, 2017, William M. Kahane resigned from the board of directors (the “Board”) of Global Net Lease, Inc. (“GNL” or the “Company”). Mr. Kahane did not resign pursuant to any disagreement with the Company. In addition, in connection with his resignation, Mr. Kahane has advised the Company that he will no longer be responsible for any part of any registration statement filed by the Company pursuant to and consistent with 15 U.S.C.§ 77k(b)(l).

Following Mr. Kahane’s resignation, the Board appointed Edward M. Weil, Jr. to serve as a member of the Board, effective as of that same date. There are no related party transactions involving Mr. Weil that are reportable under Item 404(a) of Regulation S-K other than through his non-controlling interest in, and position as chief executive officer of, AR Global Investments, LLC (“ARG”), the parent of the Company’s sponsor. The Company’s transactions with ARG and its affiliates are described in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2016 and in the Company’s registration statement on Form S-4 filed with the SEC on November 8, 2016.

Vesting of Restricted Shares

On January 3, 2017, following approval by the Board, 32,000 unvested restricted shares of common stock owned by Mr. Kahane became vested simultaneously with his resignation as a member of the Board. If vesting had not been accelerated by the Board, 24,000 of these unvested restricted shares would have been forfeited upon Mr. Kahane’s voluntary resignation in accordance with the terms of the related restrict share award agreements.

Agreement with Mr. Weil

In connection with Mr. Weil’s appointment as a director, on January 3, 2017, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Weil (the “Indemnitee”) in order to permit the Company to indemnify the Indemnitee to the maximum extent permitted by Maryland law from and against all judgments, penalties, fines and amounts paid in settlement and expenses actually and reasonably incurred by such Indemnitee that may result or arise in connection with such Indemnitee serving in his or her capacity as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. The Indemnification Agreement further provides that, subject to the limitations set forth in the Indemnification Agreement, the Company will, without requiring a preliminary determination of the Indemnitee’s ultimate entitlement of indemnification under the Indemnification Agreement, advance all reasonable expenses to the Indemnitee incurred by or on behalf of the Indemnitee in connection with any proceeding the Indemnitee is or is threatened to be made a party to.

The Indemnification Agreements provide that the Indemnitee is entitled to indemnification unless it is established by clear and convincing evidence that (a) the act or omission of Indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreement further limits the Indemnitee’s entitlement to indemnification in cases where (a) the proceeding was one by or in the right of the Company and the Indemnitee was adjudged, in a final adjudication of the proceeding not subject to further appeal, to be liable to the Company, (b) the Indemnitee was adjudged, in a final adjudication of the proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to the Indemnitee, or (c) the proceeding was brought by the Indemnitee, except in certain circumstances.

The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement. The Indemnification Agreement grants the Indemnitee the right to separate counsel at the Company’s expense in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of the Indemnitee in a timely manner. The Indemnification Agreement further provides that the Company will use its reasonable best efforts to acquire directors and officers liability insurance covering the Indemnitee or any claim made against the Indemnitee by reason of his or her service to the Company and maintain insurance in the event of a change of control.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company will file the Indemnification Agreement with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer and President